CONSENT OF JORDAN, PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated March 13, 2009 on the financial statements of Atlas Futures Fund, Limited Partnership as of December 31, 2008 and 2007, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2008; and, (ii) our report dated March 13, 2009 on the financial statements of Ashley Capital Management, Inc. as of December 31, 2007 and 2006, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2008.

 					Jordan, Patke & Associates, Ltd.


					/s/ Jordan, Patke & Associates, Ltd.


Date: April 17, 2009
Lincolnshire, Illinois